Exhibit 99.2

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TRANSCRIPT

GEF - Q1 2014 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 27, 2014 / 03:00PM GMT

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Debra Strohmaier Greif, Inc. - VP, Corporate Communications

David Fischer Greif, Inc. - President and CEO

Chris Luffler Greif, Inc. - Assistant Corporate Controller

Peter Watson Greif, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Christopher Manuel Wells Fargo Securities - Analyst

Ghansham Panjabi Robert W. Baird & Co. - Analyst

Adam Josephson KeyBanc Capital Markets - Analyst

Steven Chercover DA Davidson - Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif’s First Quarter 2014 Earnings Conference Call.

Operator

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder this conference is being recorded.

I would now like to turn the conference over to your host Ms. Deb Strohmaier, Vice President of Corporate Communication. Thank you Ms. Strohmaier. You may begin.

Debra Strohmaier - Greif, Inc. - VP, Corporate Communications

Thank you, Manny, and good afternoon. As a reminder, you may follow this presentation on the web at Greif.com in the Investor Center under Conference Calls. If you don’t already have the earnings release, it is also available on our website. We are on slide two.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation and the Company’s 2013 Form 10-K, and in other Company SEC filings as well as the Company’s earnings news releases.

This presentation uses certain non-GAAP financial measures, including those that exclude special items, such as restructuring, timberland gains, non-cash long-lived asset impairment charges and other unusual charges and EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense, less equity earnings of unconsolidated subsidiaries, net of tax, plus depreciation, depletion and amortization expense.

Management of the Company uses the non-GAAP measures to evaluate ongoing operations and believe that these non-GAAP measures are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the first quarter 2014 earnings release.

Giving prepared remarks today are, in order of speaking, David Fischer, President and CEO; and Chris Luffler, Assistant Corporate Controller; Pete Watson, Chief Operating Officer is also with us today and will be available to answer questions.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

I will now turn the call over to David.

David Fischer - Greif, Inc. - President and CEO

Thank you, Deb, and good morning. I’m now on slide three. Our business fundamentals benefited from the slow motion global recovery in the first quarter of 2014. I’m particularly pleased to report that we achieved higher selling prices across all segments.

Rigid Industrial Packaging in the Middle East, Africa and Asia-Pacific made further progress during the three months ended January 31, and we achieved mid-single digit volume improvement in Europe. Ivan Signorelli, his managers and the entire team are making impressive strides in a continuing challenging environment by improving volumes and in controlling costs. Additionally our Flexible Products business showed sequential quarter sales improvement in volume and in price.

Paper Packaging achieved record first quarter sales on increased volumes and record first quarter operating profit. However, during the quarter, we were hampered by the headwinds of increased costs and production outages in our businesses in North America due to the winter storms and separately currency volatility in certain emerging markets. As we continue to manage through these external challenges, our primary focus is on those things we can address within our control to improve our businesses. This includes our continuous commitment to achieve a safer work environment in all of our facilities and work related activities. Also the Greif Business System continues to drive cost savings through ongoing diagnostics that identify specific opportunities to achieve further efficiencies.

The capabilities of our GBS supply chain remain integral to our ability to properly service our customers as demonstrated during the series of severe winter storms that affected most of North America. Because of these storms, a number of our customers had to temporarily close their facilities. We lost 39 shifts due to our own plant closure in Rigid Packaging. Rigid and Paper Packaging combined incurred increased utility and transportation cost, totaling approximately $7 million during the quarter.

Please turn to slide 4, one of our key initiatives in 2014 is restructuring in selected the geographies including assets that persist with unacceptable results. While the global economy continues its slow motion recovery, there are regions and areas within our business portfolio that are not fully participating in the recovery. In some cases, this has resulted in under-performance to our expectations and for a smaller group of plants, they have become loss makers and will be fixed, sold or closed.

Through this end in the last 90 days, we have exited one plant in China and continued consolidation of our reconditioning capacity in Western Europe into other existing facilities. Our business operation leaders around the globe are implementing specific plans to restore increased profitability in under-performing facilities including targeted initiatives and full restructuring principally through rooftop consolidation and still we expect to incur $25 million in restructuring charges by fiscal year-end. These actions will be implemented in conjunction with the Greif Business System initiatives to capture maximum cost savings and operating efficiencies while meeting customer demand.

In addition to right-sizing our network in certain markets, we are also selectively expanding our capabilities in other more attractive markets. In the first quarter, we acquired a leading drum manufacturer and reconditioner and immediately seamlessly consolidated the new drum business into our North American network. This expanded our reconditioning capabilities and fortified our position in an important region of North America.

In addition to strengthening our Midwest footprint with acquisition and consolidation, we continue to expand certain product lines across North America to deal with anticipated demand from the North American energy and manufacturing renaissance.

I’m now on slide 5. As I mentioned earlier, Paper Packaging achieved record first quarter revenue and operating profit. They did this despite the adverse weather conditions that created challenges of higher transportation, energy and input costs and the temporary idling of one of our containerboard mills for 30 hours. These costs amounted to approximately $3 million of the $7 million previously mentioned. The benefits of our Efficient Frontier initiative continue to be evident with the mid-single digit capacity increase at two of our sheet-feeding operations during the first quarter. With this increase, we are now able to better serve our multi-regional customers.

Additionally our unit volume for value-added specialty products in the Paper Packaging business in the Midwest markets rose 14% in the quarter. Our focus on increasing integration levels capacity and product differentiation efforts in Paper Packaging continues to yield positive results and contribute to the record performance.

Please go to slide six. We achieved modest growth in sales of polywoven products in the first quarter and continue to move forward with capacity rationalization efforts. As noted on recent quarterly conference calls, we have been conducting an intense review of this business and are implementing plans to improve it. During the first quarter of 2014, we had a management change, with Daniel Lister appointed to lead the Flexible Products and Services business. He is a seasoned operator and has developed specific action plans for improving and repositioning this business for sustained growth and profitability. I would like to share with you some key points of our revised strategy for the polywoven products business. These initiatives recognize the challenges currently facing this business and involves a series of interrelated actions to restore growth.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

First, we will continue our focus on organic growth to increase sales at a rate that is greater than GDP. We are paying particular attention to sales opportunities in the Americas and Asia-Pacific regions. Going forward, this will help diversify the geographic sales mix that is currently over weighted toward Western Europe with approximately 75% of segment sales. We expect to increase our customer share of wallet with these actions and add new customers who recognize and can benefit from our global reach.

Second, we are targeting additional key accounts in the Rigid Industrial Packaging segment already served by Greif in other parts of the world. A number of these multinational blue chip companies have been customers of Grief’s Rigid Packaging business for years and in some cases decades. They recognize the benefit to be realized from cross geography and cross business product opportunities from a trusted supplier.

Third, our Flexible Products’ cost structure is currently too large for the planned near-term level of business activity. We will reduce SG&A expenses during the remainder of fiscal 2014 to align to our cost structure with identified market opportunities. Our SG&A expense to sales goal is 10% by the end of 2015 compared to the current level of approximately 17.0%.

Fourth, we are right-sizing our manufacturing footprint and supply network to address market demand and put this business on the right path going forward. The expected outcome is an 8% to 12% reduction in this segment’s underutilized capacity based on the current network footprint, thus enabling us to achieve a more balanced global network and higher system asset utilization. We also plan to sell non-strategic assets during fiscal 2014. Finally, we have established the EBITDA target of 12% for the Flexibles Product segment to be achieved by end of fourth quarter of 2015.

Although our segment results have been unacceptable to-date, we remain confident that the polywoven business is a solid complementary strategic fit to Greif’s packaging portfolio. And based on the actions I mentioned, we are optimistic about the long-term success of this business. We will keep you appraised of our progress.

Regarding Q2 Flexible Products business, on February 10 we were confronted with an illegal labor action in one of our polywoven manufacturing facilities in Turkey. This action is led by a small radical group of individuals, some are Grief employees, while others are not. They are currently occupying our plant and are basing their protest on a broad social agenda. We are engaged in ongoing negotiations with the legally recognized union in that plant to resolve this matter in a responsible way. From a business perspective, we are leveraging our global production and supply chain capabilities outside of Turkey to mitigate the impact of this disruption.

I am now on slide seven. In our Land Management segment, we completed the second portion of a multi-phase timberland sale during the first quarter. This represented a timberland gain of $8.7 million. With the first two phases completed, we have realized nearly 30% of the total transaction. At its conclusion, we expect to have strengthened our total timberland portfolio with purchases in closer proximity to existing properties in Louisiana and Mississippi.

Another aspect of generating value from our land portfolio is through wetland mitigation credits. As discussed during the last quarter’s conference call, the US Army Corps of Engineers recently approved our first wetland mitigation bank. Since that time, our Land Management business has had substantial interest from multiple parties and recently reached an agreement in principle to sell its first wetland mitigation credit related to the Texas Flat Mitigation Bank. Our timberland and excellent management team are uniquely suited to capitalize on this emerging business and we expect this work to result in a four-fold return on our investment over the next several years. We continue to actively evaluate our timberland properties in the Southern United States and are working with qualified strategic partners to determine available mineral opportunities. We will make those findings known when our business plan is fully developed.

Our search for a Chief Financial Officer is in its final stages. We have carefully and thoroughly consider several highly qualified candidates and expect to conclude the process soon by selecting a candidate with the right experience and cultural fit with Greif. We will issue a public announcement when this process is completed. Before I turn the call over to Chris Luffler, our Assistant Corporate Controller, I want to note Ken Andre, our Corporate Controller, is recovering from the flu and was not able to join us here today. We wish Ken a speedy recovery. And now, Chris, if you would proceed.

Chris Luffler - Greif, Inc. - Assistant Corporate Controller

Thank you, David, and good morning everyone. Positive contribution from the slow motion recovery in the global economy and record first quarter results from our Paper Packaging segment contributed to increased sales and operating profit compared to the same period last year. These increases were partially overshadowed by the adverse impact of weather related conditions in North America and currency devaluations in a number of our emerging markets that affected our first quarter results.

These factors particularly affected our performance during the first month of the first quarter. To put each of these factors in perspective, the combined impact from weather-related costs included production downtime, higher transportation costs, increased energy costs, supply chain disruption, increased input costs and delayed and potentially lost sales. These factors impacted our North American Rigid Industrial Packaging and Paper Packaging businesses by approximately $6.8 million or $0.05 per Class A share for the quarter.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

We also experienced a number of currency devaluations during the first quarter of 2014, which impacted several of our Latin American operations in Brazil, Argentina, and Venezuela. We also experienced currency declines in our Middle East and South Africa operations. For the first quarter of 2014, foreign currency devaluation had a negative below the line impact of $2 million or $0.02 per Class A share.

I’m now on slide 8. Net sales were $1 billion 34 million for the first three months of fiscal 2014 compared to $1 billion 9 million for the same period last year, an increase of 2.6%. The primary driver of this increase in net sales was from our Paper Packaging segment, which benefited from the containerboard price increase that was realized during the second half of 2013. Net sales were also impacted by higher selling prices across all segments. Consolidated volumes were flat compared to the first quarter of 2013. However specific regions such as our Paper Packaging business in North America, our global Greif Packaging Accessories business and our Rigid Industrial Packaging businesses in Europe and Asia reporting higher volumes when compared to the same period last year.

Gross profit was $186.6 million for the first quarter, which was similar to the first quarter of 2013. However, gross profit margin declined slightly to 18.0% from 18.5% for the first quarter last year. This decrease in gross profit margin percentage was mostly attributable to the previously discussed adverse weather related conditions. Additionally gross profit in our Flexible Products segment improved 1 percentage point to 19.3% for the first quarter of 2014 compared to 18.3% for the first quarter of 2013 particularly due to the improved product mix of 4-Loop versus 1-Loop polywoven products.

SG&A expenses decreased approximately one percent to $121.5 million compared to the same period a year ago. This decrease was mostly attributable to lower pension costs on a comparable quarter basis. Restructuring charges were $2.6 million for the three months ended January 31, 2014 or twice the amount for the same period in 2013. Most of the first quarter 2014 charges related to consolidation of drum reconditioning facilities in Western Europe and network optimization in our Asian Pacific operations. We plan to have $25 million of restructuring charges in 2014.

Operating profit increased approximately 14%, to $72 million for the first quarter of 2014 versus a year ago. Record first quarter operating profit in the Paper Packaging segment and modest sequential improvement in the Flexible Products segments, were principally offset by softer conditions in our Rigid Industrial Packaging operations in North America and Latin America. Our Land Management segment recorded an $8.7 million gain, which was attributable to the completion of the second phase of the previously discussed timberland transaction. This amount has been excluded from our guidance for fiscal 2014. We anticipate $20 million of operating profit in fiscal year 2014 from the completion of the subsequent phases of this transaction. Key items below operating profit include other expense, which increased to $4.6 million from $3.1 million a year ago. This increase is mostly due to foreign currency devaluation from certain emerging markets.

Interest expense was $20.4 million for the first quarter of 2014 compared to $21.6 million a year ago. This slight decrease is a result of our lower average interest rates due to refinancing activities in certain countries, offset by higher average debt outstanding primarily resulting from the two acquisitions completed this quarter. The effective tax rate for the first quarter of 2014 increased slightly to 35.1% from 34.7% for the same period last year. The higher amount of income in the United States and other higher tax jurisdictions relative to last year continued to influence our book tax rate.

Cash tax payments were $16.9 million for the first quarter of 2014 compared to $9 million for the prior year, which benefited from a $5 million refund related to a credit from fiscal 2009.

Net income attributable to Grief, Inc. increased 25% to $29.5 million in the first quarter of 2014. Diluted Class A earnings per share are $0.51 compared to $0.41 for the same period last year. Special items primarily due to timberland gains netted to a reduction of $0.06 per Class A share. EBITDA was $106.5 million for the first quarter of 2014 compared to $100.4 million last year.

Please turn to slide 9. Net cash used in operating activities for the first quarter of 2014 was $62.8 million, which was slightly better than the $68.8 million use of cash for the same period last year. The change in operating working capital for the first quarter of 2014 was $93 million compared to $76 million for the same period last year. Operating working capital for the first quarter of 2014 reflects a decrease of accounts payable of $50 million since year-end and an increase in inventory and accounts receivable of $40 million and $3 million respectively since year-end. The quarter-over-quarter change is mostly attributable to inventory increases.

Reducing operating working capital and increasing cash flows continue to be specific priorities in fiscal 2014. Capital expenditures were $31.4 million for the first three months of fiscal 2014 compared to $28.5 million a year ago. Additionally, we incurred $8 million of timberland purchases during the first quarter of 2014 compared to none for the same period last year.

Key projects in addition to maintenance capital expenditures during the first quarter included further investments in a new manufacturing plant in China for our Packaging Accessories business and initial investment in a shoe press for Riverville, Virginia containerboard mill, it is part of our Efficient Frontier program and further investments related to our global implementation of a single ERP system. We are scrutinizing all of our capital expenditures and expect CapEx to be less than $150 million for fiscal 2014.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

Our first quarter cash flows typically reflect a number of annual one-time items that are not reflected in other quarters such as year-end cash tax payments, inventory pre-payments and employee performance incentives that are paid after fiscal year-end.

Cash payments related to interest expense are lower by $5 million due to our credit agreement that was amended in Q1 last year, which includes lower interest rates. Free cash flow was negative $91 million for the first quarter of 2014, which is slightly better than the first quarter of 2013.

Cash flow used for investing activities included two acquisitions related cash payments totaling $52.3 million for the first quarter and our cash flows from financing activities increased by approximately the same amount to fund these acquisitions.

Please turn to slide 10. Concerning our guidance for fiscal 2014, we anticipate gradual global economic recovery during fiscal 2014, which should result in moderate sales and volume improvement and slightly higher raw material costs. As David said, we plan to incur restructuring charges of approximately $25 million with particular emphasis on operations that have not participated thus far in the economic recovery or are underperforming. We have identified and are pursuing opportunities for additional efficiency improvements through the Greif Business System.

Fiscal 2014 EBITDA guidance remains at $490 million to $540 million dollars, which equates to a Class A earnings per share of approximately $2.60 to $3.15 and excludes approximately $20 million or $0.20 per Class A share for timberland gains.

This concludes my remarks. I will now turn the call over to the operator for your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Christopher Manuel, Wells Fargo Securities.

Christopher Manuel - Wells Fargo Securities - Analyst

Good morning, gentlemen. Couple of questions for you. First, could you maybe address a little bit of the volume trajectory through the quarter. It sounded like things were pretty choppy for you in January with days down and things of that nature. Maybe if you can give a some sense of how it progressed and maybe how the whole quarter was looking at the different segments and then I’m assuming that the polar vortex is continued in February and there was an ugly commute again this morning. So just maybe an update as to what you’re thinking thus far that continued or not?

David Fischer - Greif, Inc. - President and CEO

Thanks Chris. I’ll take the opportunity to answer your questions and also give some flavor of volumes around the world. Let me start by saying that in general and let’s talk about North America first. We saw a typical November-December going into the holiday’s type volume pattern where it was soft and that we also saw the Christmas and New Years fell poorly in the middle of normal shipping work weeks. So we saw a little bit of a decline in November-December. In January, we welcomed a resurgence of volume pretty much around the world, but particularly in North America, order patterns were fairly good, packaging accessories orders were pretty good. The polar vortex that hit in January is something that we haven’t well experienced in the recent past anyway, losing that many shifts and we can document 39 lost shifts. It’s very difficult to say exactly how many orders were lost or pushed off, but it’s fair to say that several days worth of impact have hampered our North American operations. I generally feel, this is a comment again for not only just North America, but around the world that we’re seeing it in our numbers and we’re hearing it in our customers voices that the slight improvement of volumes is real and tangible. I have been cautious in the past years with the press talking about volumes and GDPs improving in the first half of the year only to kind of get wiped out in the second half of the year. But this one seems more real, more fungible and you can hear it in their voices.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

So as we exited the impact of the weather in January, we saw more typical volume trend continue in North America. As we look at around the world, the North American area, I will give a set of figures. First one, comparing to the same quarters 2013 and more recently a comparison to Q4, 2014 so in RIPS North America versus same time period last year were down about 3% and versus Q4, we were down about 10% which is pretty much reflection of our seasonality, you’ll see that trend around the world. In EMEA or Europe, we saw versus same time period last year up around 6-7% percent with minus 10% versus Q4. Asia Pacific up about 2% versus the same time period and down about 5% versus Q4. Latin America was down about 7% versus same time period as last year and 5% versus Q4. Our accessories business was particularly strong, up about 8% versus same time period as last year and down 10% versus Q4. Polywoven was up about a 1% versus same time period and 2% versus prior quarter. Overall, our mill system, the entire paper business is up a couple of points but it was basically on the strength of our sheet-feeder downstream operations, while the mill, as I mentioned Massillon Mill was the mill that had the unexpected weather related outage. So on the backdrop of poor weather, if you take that out, I still believe that the fundamental recovery is intact and we’re starting to see it from our customers comments and behaviors. As far as the Polar Vortex continuing, it has, but it’s not near as severe in February as it was in January. We’re either better prepared or the weather just isn’t as disruptive. We do anticipate, at this juncture, a small negative impact, but nothing like we saw in January.

Christopher Manuel - Wells Fargo Securities - Analyst

Okay, that’s very helpful. One last question, I’ll jump back in the queue. Acquisitions, divestitures and different things along those lines you had discussed a couple of lines in the press release that you’re looking at select businesses areas, maybe give us a little color as to what types of areas, whether that’s — I’m assuming that’s in the Rigid business or in the Flexible business as well where you’re looking at there? And the second, the acquisitions that you did, that’s — $50 million is a pretty good chunk, could you give us some parameters as to maybe multiples pay, how you would anticipate contribution from those, returns you’re looking for, etcetera?

David Fischer - Greif, Inc. - President and CEO

Yes. Let me start with the latter and if you don’t mind, Chris, out of order. On the acquisition front, several years ago we had bought an option at a time when the economy was struggling to buy a business in the Midwest. Our Midwest business is very strong, particularly around the Chicago land area. That option was within the historic range of how we buy companies in that 5 to 7 times EBITDA multiple. It’s a very strong business that we’re delighted to add to our capabilities. It was a new drum and reconditioning operation. The new drum operation has already been absorbed within our capacities elsewhere and the reconditioning is being integrated into our reconditioning network. We’re very bullish about the accretive nature of this second half of 2014 and going into 2015. The second acquisition, to be honest and transparent by GAAP regulations, we call that an acquisition that was much more of an equipment buy. That equipment happen to come with some customer lists and due to accounting regulations, we had to classify it as an acquisition, it was very small in nature and that is targeted at our paper business to increase our differentiation and service capabilities for some of our Midwest customers in an area that we have only small and in the past were trying to grow. So we’re favorably disposed about adding capabilities. That addition to our network really won’t have any material impact on the paper business until second half of 2014, as we get the equipment installed and it will be small relative to the size of our overall business. As far as divestitures you’re accurate in saying that some of these markets around the world have been in my mind, primarily impaired or at least for the foreseeable future impaired from industrial production output and we’re looking to trim those shops that consume working capital and don’t produce positive cash flow from our system. So it — in terms of rigids, we’re talking about handful of those that we’re pursuing around the world. Couple of those we took care of in the first quarter. You’ll hear more of those coming in the follow-on quarters here as we release that cash back to the Company. It’s difficult to say with some of these places of what you have to spend in terms of restructuring and employee severance as to where and when the breakeven on payouts will come. They are attractive long-term and that’s why we’re pursuing them. But difficult to give you a projection on quantifying those as beyond would say a handful of those.

On the Flexibles side, you heard in my remarks that we want to cut about 10% of our extruder capacity out of the system. It’s been our modus operandi not to announce the closure or sale of that facility prior to communicating that with our workers. It might become a really easy decision that it becomes one of our plants in Turkey by default if this illegal strike continues there. So we’ll have to wait and see exactly how that plays out in the next month or two to give you guys a better picture of exact facilities that will come out of our system.

Christopher Manuel - Wells Fargo Securities - Analyst

Okay, thank you. I have few more questions, but I will jump back into queue.

David Fischer - Greif, Inc. - President and CEO

Thanks Chris.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

Operator

Ghansham Panjabi, Robert W. Baird & Co.

Ghansham Panjabi - Robert W. Baird & Co. - Analyst

David, on the EMEA volume improvement I think you said up 6%, 7% during the quarter. How much of that was market improvement versus maybe commercialization initiatives or market share gains?

David Fischer - Greif, Inc. - President and CEO

I would say, the preponderance of that would be a market coming back. We haven’t gained a lot of share of wallet in a depressed market over there at this juncture. I would say, I can’t give you the exact split, but the preponderance of that would be a market recovery driven type approach.

Ghansham Panjabi - Robert W. Baird & Co. - Analyst

Okay and just given the context maybe some pricing flare-up in the region. Has that changed in any material way across the EMEA region?

David Fischer - Greif, Inc. - President and CEO

Devaluations in certain economies as let’s say unsettled some of the participations we have when you look across places like Turkey, specifically in South Africa, but I think that has played its course if you will and is behind us at this point.

Ghansham Panjabi - Robert W. Baird & Co. - Analyst

Okay. And then go back to your guidance just kind of given where once you can in relative to certainly the street and very likely your internal expectations has given the disruptions. The fact that you have not cut the top end of the range on EBITDA or EPS, they’ve been with 1Q. I guess what would it take for you to sort of get towards the high end, would it be sort of resurgence in terms of the volume side, is that what’s driving that optimism?

David Fischer - Greif, Inc. - President and CEO

I would say the continued resurgence of volume around the world number one is a critical factor and continuing to control our cost is obviously another one, I don’t want to state the obvious, but that’s critical when you’re running at low volumes in some of these markets. The other one is quite frankly the business that’s performing the best and running hard is paper and going through our annual shutdowns and coming out of those like we have for the last number of years is really important to us as well, but it doesn’t take a big stretch to be well within our range as previously discussed. I don’t even marking minimum of $7 million a weather impact in Q1 in North America and that’s what we were able to document. And we still anticipate those ways to make that up and that remains on course.

Ghansham Panjabi - Robert W. Baird & Co. - Analyst

Okay, that’s helpful. Thanks so much.

Operator

Adam Josephson, KeyBanc Capital Markets.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

Adam Josephson - KeyBanc Capital Markets - Analyst

Good morning, everyone.

David Fischer - Greif, Inc. - President and CEO

Good morning, Adam.

Adam Josephson - KeyBanc Capital Markets - Analyst

David, couple of questions for you. I think you said you expect to achieve 12% EBITDA margins in Flexibles by fourth quarter of 2015, if I heard correctly, can I assume that that implies annualized EBIT of roughly $25 million to $30 million based on what you expect your sales and D&A to be at that point?

David Fischer - Greif, Inc. - President and CEO

It would be — I just want to make sure you were on a comparison of our run rate versus a full annualization.

Adam Josephson - KeyBanc Capital Markets - Analyst

Annualized, 25-30 is reasonable?

David Fischer - Greif, Inc. - President and CEO

Yes.

Adam Josephson - KeyBanc Capital Markets - Analyst

In terms of cash flow, obviously there is a drag in the first quarter just as there’s been in most of the first quarters over the past several years. Was your cash flow performance in line with your expectations or appreciably different?

David Fischer - Greif, Inc. - President and CEO

Let me comment real quick. It was below our expectations, largely due to some inventory build. And I’ll ask Chris Luffler to give a little color commentary on that for you, Adam.

Chris Luffler - Greif, Inc. - Assistant Corporate Controller

Hi, Adam. It was consistent. Quarter one is usually a drag on the cash flows and that’s been historical, I think, over the last couple of years. We did have one year that was maybe a blip, but I think in terms of Q1 cash flow, I think it was pretty consistent which I think is what we were trying to show in CapEx is a little bit higher in the first quarter and we had some cash tax payments that were maybe a benefit that we had last year compared to this year. So really that difference came when you kind of look at the working capital and really that inventory build situation. And as you think about the inventory increase from the end of the year, October, as you think about the adverse weather impact that we had in North America had a play on that. You also had inventory pre buys that were a little bit higher in our Asia-Pacific operations specifically in China and we also had some impact in our Latin America region specifically to Brazil and Chile where we had maybe some production disruptions or let’s say slowdowns in sales within our plastic businesses that we did, which is somewhat a seasonal trend driven and maybe we had a little bit of a higher seasonal impact on those businesses, which was a little bit unexpected, but I think on the overall quarter basis, it was pretty consistent with where we thought it was going to come in at.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

Adam Josephson - KeyBanc Capital Markets - Analyst

Thanks, Chris. And David, just one more for you on OCC. What’s your view of OCC at this point aside from any short-term weather-related impacts? Is there anything different about the US or Chinese economies this year compared to last year that leads you to believe that OCC will be appreciably higher this year than last?

David Fischer - Greif, Inc. - President and CEO

No, I don’t think they will be a appreciably higher and we have our expert here, Pete Watson, who has for years run our paper business, I’ll ask Pete to give you the color on that.

Peter Watson - Greif, Inc. - COO

Yes, hi Adam. RISI just came out in January with their forecast and what they’re projecting is very consistent with what they projected for 2014 back in October, which is $40 to $48 increase. I would say our view is a bit more conservative than that, but we do believe there is going to be increases in OCC throughout the year. And one short-term because of some of the issues with weather-related generation problems we see. We’re also seeing higher export prices at the port as a trend.

Adam Josephson - KeyBanc Capital Markets - Analyst

Thanks a lot, Pete. I appreciate it.

Operator

Steven Chercover, DA Davidson.

Steven Chercover - DA Davidson - Analyst

Yes, good morning. So, if I understood you correctly, you’re trying to get your SG&A in the flexible business down to 10% from 17%, but is there not a bigger corporate initiative to get SG&A down from 12% to 10% and how that’s going?

David Fischer - Greif, Inc. - President and CEO

Yes, thanks for the question. So there’s two, so I’ll take again the latter one first if you don’t mind. Going into this year, we budgeted $10 million less on our corporate SG&A burden to the business than previous years and we’ve executed well on that. That is a separate and in addition to the effort on our global ERP system, which is now in its 14 or 15th month and progressing very well. We’ve had, since the last time we spoke, three more implementations in Europe. So that’s going well. Those two combined constitute our plan to reduce corporate SG&A longer-term down to that 8.0-8.5% range. As far as FPS, because that business has been underperforming for a long period of time here and has been disappointing to us, we called out a special line item about what is happening more near term to FPS independent of the global ERP implementation.

Steven Chercover - DA Davidson - Analyst

Okay, thank you for that. And I don’t know if this is a fair question or not. But why has it been so difficult to attract a CFO? I mean it just seems inordinately long. Is it the culture somehow makes it more difficult than within other industries? I just can’t remember a kind of.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

David Fischer - Greif, Inc. - President and CEO

I think the major factor was that when we went after — when we decided to go after a new CFO candidate we were adamant, we wanted a sitting CFO with extensive experience with the street. When you go after somebody like that and it’s, let’s say, July-August and you formulate the plan and start interviewing, it should’ve been obvious to us, but wasn’t at that time that you’re not going to unseat one of those during their late stages of a fiscal year roll up. And these folks that close the fiscal year type books have till January, mid February, often to get all their papers filed. So it isn’t until just about now when people truly become available and we’ve been patiently waiting for the right candidate rather than trying to rush out and just fill any slot.

Steven Chercover - DA Davidson - Analyst

Fair enough. Okay, thank you very much.

Operator

(Operator Instructions) Chris Manuel, Wells Fargo.

Christopher Manuel - Wells Fargo Securities - Analyst

Good morning again, gentlemen. I just wanted to follow up on the Flexible side because I think maybe there’s a couple I wanted to ask maybe I’m missing here. So first, originally you were targeting that to be billion-ish sort of business and you’re talking about sizing it now to be about 10% smaller. So is that — am I doing the math right? Suggesting that you’re sizing the business to be a, call it 900-ish million business, or maybe a little color around that would be helpful; one. And then two, when you’re looking forward in 2015, if I did the math on the 12% EBITDA margin, I think you have about $15 million of D&A that kind of suggests to me if the EBIT dollars you just mentioned of $20 million to $30 million, that suggests something like $350 million of revenue and I think I might be missing something there. So maybe if you could kind of help us with a few of those pieces.

David Fischer - Greif, Inc. - President and CEO

Well, let me help with the first one on the capacity and then I’ll try to triangulate your other. As far as the capacity, couple of things to mention, one is when we bought this business at the timing we did, we weren’t expecting the second downturn of Europe and I’m not making excuses for what’s happened years ago, but we did that and we launched a capacity increase initiative with a couple of new facilities. That initiative left us with underutilized — in fact unused capacity. So when we talk about eliminating some extruder weaving capabilities within the production base, it doesn’t really affect us in terms of the volume of bags we can get out of our other operations. Some of those operations are integrated; some are stand-alone. So what’s really critical here is to cut the underutilized capacity drag on the performance of that business. As I’ve said in previous calls, the base businesses have — the base business, excluding the greenfield plant build, have been actually improving to mid to upper single digit EBITDA margin, so we think with the right type of sizing we will unleash the profitability potential of the business under its current levels. The second thing that’s happened is that through the Greif Business System, we’ve increased the capacity of our production houses in the extruding and fabricating. In fact, we have a couple of new processes we’re putting in place and that capacity increase is exceeding what we originally thought it was, but we don’t have a need — we don’t have opportunity to fill up that underutilized capacity from existing operations just now. So as far as sizing the business, it’s not as clear cut, if you will, from a capacity standpoint. I would say as the current business stands, we have much more capacity than we need to achieve our production that we need to achieve our $1 billion dollar goal longer term. The real challenge is getting the business healthy and right-sized so that we expand it into the markets that we need to do to fill up that extra growth. So I hope that that—

Christopher Manuel - Wells Fargo Securities - Analyst

That helps. And then kind of second part question being, as the business sits today you’re at 450-ish million run rate basis, I’m assuming that when you talked about some potential divestitures, some more consolidation elements there and you’ve also targeted going into some new markets, but there’s kind of two elements to it. One, what’s the progression, I guess, between here in over the next, call it, 18 to 24 months? Your targets get to 12%, I mean, is the revenue basically flat? Do you think it can accelerate going into new markets or do you think it—

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

David Fischer - Greif, Inc. - President and CEO

Two things. First of all, I think, the illegal occupation of our plant notwithstanding for a Q2 event, I think the revenue that we’re seeing and the expansion with our customer base will accelerate. I think that the cost structure will decline and perhaps precipitously so as we make a few strategic decisions here. And then as you take that the cost burden off the network. I think it’s quite easy to see our path over 18 to 24 months to the 12% or even higher EBITDA type margin. We stuck with 12% because we overpromised it appears over the past few years with what we have been dealt and we wanted to make sure we have an achievable conservative goal.

Christopher Manuel - Wells Fargo Securities - Analyst

Okay, that’s helpful. And then the last question I wanted to ask regarding, within the Flexible business here is what — obviously there’s going to be some costs to move down this path and you’ve got a pretty good picture here where you’re going to get to. What would you anticipate it would cost you to do this? Is there a further restructuring over the next 12-24 months, another $10-20 million or how would you think about either cash element of that and non-cash element if it sounds like maybe writing that down or closing some assets?

David Fischer - Greif, Inc. - President and CEO

Well, I would say, out of our $25 million, the restructuring plan for FPS earmarked, if you will, is less than half. It all depends upon whether or not a few of these satellite operations which are stand-alone and non-strategic markets for us are sellable to another person, which is part of our negotiations as we currently have, whether they’re sellable, but if they’re not they will be closed and shuttered and that expense curve or when you forecast that is quite a bit different between those two different options. So all I can say is that we’ve planned for what we think the most practical outcome is, but we still have to execute on that in quarter two and quarter three and that remains to be seen whether or not those transactions go through or if we end up shuttering them on our own dime. But I can tell you we have a very clear path to right-size as this is something we know how to do pretty well. And in parallel to that and to these other markets at the right time, and I think the entering some of the North American opportunities, Far East, Latin America, every bit as critical is to rightsizing the footprint. And like I’ve said many times, when it’s healthy and when it’s right it’s quite easy for us to enter at a fairly cheap rate through distribution into those bigger markets.

Christopher Manuel - Wells Fargo Securities - Analyst

Thank you. Good luck.

Operator

Adam Josephson, KeyBanc Capital Markets Inc.

Adam Josephson - KeyBanc Capital Markets - Analyst

Thanks for taking my follow-up. This is another one for Pete. Pete, there’s been a significant amount of containerboard capacity added as you know on the Northeast over the past year. To what extent are you feeling the impact of that capacity as we see as talked about some producers that have added capacity that are offering significant discounts to take business from others. Are you feeling any of that what are your expectations along those lines in the months and quarters ahead?

Peter Watson - Greif, Inc. - COO

My couple comments on that Adam and obviously that’s been much publicized on new capacity coming into those markets, and some of the activity. I think one of the big pressures and it refers back to the question on OCC. You’ve got pretty substantial recycled capacity coming online. And in that fiber basket, it put some additional pressure on both demand, supply and pricing. So I think in that region you could see higher than index level pressure on OCC, which that certainly could have an impact going forward, it has not as of yet. The other thing what I would say, it’s obvious there’s some competitive pressure in that market, but how we approach the market is more to how we differentiate. We can integrate at higher levels. So at this point Adam, we have had no material impact to our business as it relates to some of the activity in the Northeast and I’m not a good prognosticator. So, I am just not going to forecast and predict what might happen in the future. I am just more concerned about in our system and our strategy, how we move forward to try to bring the most value to our system. As you know, we are a smaller system. So we’re not really driven by volume and scale, really driven on how we can create value within our system and to our customers.

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FEBRUARY 27, 2014 / 03:00PM GMT, GEF - Q1 2014 Greif Inc. Earnings Conference Call

Adam Josephson - KeyBanc Capital Markets - Analyst

Thanks a lot Peter. I appreciate it.

Peter Watson - Greif, Inc. - COO

Thank you.

Operator

We have no further questions in queue at this time. I would like to turn the floor back over to Mr. Fischer for any closing remarks.

David Fischer - Greif, Inc. - President and CEO

Please turn to slide 12. Notwithstanding the external challenges we faced especially during the final months of the first quarter, we remain on track to achieve our full year guidance for EBITDA and earnings per Class A share in fiscal 2014. At this time, it appears there may be carry-over impacts from the recent adverse weather related conditions and currency volatility.

We are encouraged by the gradual improvement in the fundamentals across our business portfolio. The fix I discussed today concerning the Polywoven business will take some time before we achieve the full benefit, but we are confident in the steps we are taking on the anticipated financial outcomes. They are primarily based on internal initiatives rather than external macroeconomic factors that we cannot control.

We look forward to updating you on our progress during the next quarter’s conference call. Before I go, I want to mention that Deb Strohmaier provides final instructions for the call. And I want to thank her publicly for 10 years of support and service as, Vice President, Communications for Greif. She will retiring from Grief in April and sorely missed. We wish her well and safety in all of her retirement years. Deb.

Debra Strohmaier - Greif, Inc. - VP, Corporate Communications

Thank you David. A replay of this conference call will be available in approximately one hour on the Company’s website at www.greif.com in the investor center. We appreciate your interest and participating this morning. This concludes our call and you may now disconnect your lines. Good bye.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. **part 17**

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